EXHIBIT 14
FLAGSTAR BANCORP, INC. CODE OF BUSINESS CONDUCT AND ETHICS
INTRODUCTION
     This Code of Business Conduct and Ethics (the “Code”) covers a wide range of business practices and procedures. It does not cover every issue that may arise, but it sets out basic principles to guide all employees, officers and directors of Flagstar Bancorp, Inc. and its subsidiaries (the “Company”).
     All employees, officers and directors of the Company (referred to herein as “Employees”) are expected to comply fully with the requirements of this Code and to conduct themselves in a manner to avoid even the appearance of improper behavior. Moreover, Employees should take steps to assure that agents and representatives of the Company follow applicable requirements of this Code.
     If a law conflicts with a policy in this Code, you must comply with the law; however, if a local custom or policy conflicts with this Code, you must comply with the Code. If you have any questions about these conflicts, you should ask your supervisor how to handle the situation. Those who violate the standards in this Code will be subject to disciplinary action.
     1. Compliance With Laws, Rules and Regulations. Obeying the law, both in letter and in spirit, is the foundation on which this Company’s ethical standards are built. All Employees must respect and obey the laws of the cities and states in which we operate. Although not all Employees are expected to know the details of these laws, it is important to know enough to determine when to seek advice from supervisors, managers or other appropriate personnel.
     The Company holds information and training sessions and/or distributes informational materials to promote compliance with laws, rules and regulations, including insider—trading laws.
     2. Conflicts of Interest. A “conflict of interest” exists when a person’s private interest interferes in any way with the interests of the Company. A conflict situation can arise when an Employee takes actions or has interests that may make it difficult for him or her (i) to follow all responsibilities placed upon him or her under this Code or (ii) to perform his or her Company work objectively and effectively.
     It is almost always a conflict of interest for a Company Employee to work simultaneously for a competitor, customer or supplier, including work as a consultant or board member. The best policy is to avoid any direct or indirect business connection with our customers, suppliers or competitors, except on our behalf.
     Conflicts of interest are prohibited as a matter of Company policy. Conflicts of interest may not always be clear—cut, so if you have a question, you should consult with higher levels of management or the Company’s Legal Department. Any Employee who becomes aware of a conflict or potential conflict should bring it to the attention of a supervisor, manager or other appropriate personnel.
     3. Insider Trading. Employees who have access to or knowledge of confidential information are not permitted to use or share that information for stock trading purposes or for any other purpose except the conduct of our business. All nonpublic information about the Company or any public company should be considered confidential information. To use nonpublic information for personal financial benefit or to “tip” others who might make an investment decision on the basis of this information is not only unethical but may also be illegal. If you have any questions, please consult the Company’s Legal Department.
     4. Corporate Opportunities; Loyalty. Employees are prohibited from taking for themselves personally opportunities that could benefit the Company and that are discovered through the use of corporate property, information or position. No Employee may use corporate property, information, or position for improper personal gain, and no Employee may compete with the Company directly or indirectly. Employees owe a duty of loyalty to the Company. This includes a duty to advance the Company’s legitimate interests when the opportunity to do so arises, as well as the duty to protect all property and interests of the Company and to protect the Company from competitive disadvantage.
     5. Competition and Fair Dealing. We seek to outperform our competition fairly and honestly. We seek competitive advantages through superior performance, never through unethical or illegal business practices. Stealing proprietary information, or inducing an improper disclosure of such information by past or present employees of other companies is prohibited. Each Employee should endeavor to respect the rights of and deal fairly with the Company’s customers, suppliers, competitors and Employees. No Employee should take unfair advantage of anyone through manipulation, abuse of privileged information, misrepresentation of material facts, or any other intentional unfair—dealing practice.
     6. Confidentiality. Employees must maintain the confidentiality within the Company of confidential information entrusted to them by the Company or its customers, except when disclosure is authorized by the Legal Department or specifically required by applicable laws or regulations. Confidential information includes all nonpublic information that might be of use to competitors, or harmful to the Company or its customers, if disclosed. It also includes information that suppliers and customers have entrusted to us. Special confidentiality guidelines for nonpublic information of our consumer customers are contained in the Company’s policies and procedures. The obligation to preserve confidential information continues even after employment ends.
     7. Protection and Proper Use of Company Assets. All Employees should endeavor to protect the Company’s assets and ensure their efficient use. Theft, carelessness, and waste have a direct impact on the Company’s profitability. Any suspected incident of fraud or theft should be immediately reported for investigation. Company equipment should not be used for non—Company business, though minor incidental personal use may be permitted. Employees should consult with their supervisors in this regard.
     The obligation of Employees to protect the Company’s assets includes its proprietary information. Proprietary information includes intellectual property such as trade secrets, patents, trademarks, and copyrights, as well as business, marketing and service plans, business processes, designs, databases, records, salary information and any unpublished financial data and reports. Unauthorized use or distribution of this information would violate Company policy. It could also be illegal and result in civil or even criminal penalties.
     8. Consumer Compliance and Fair Lending. The Company’s core business operations are impacted by a number of consumer protection laws and regulations such as the Truth in Lending Act, the Real Estate Settlement and Procedures Act, the Equal Credit Opportunity Act, as well as laws that prohibit discriminatory lending practices. In addition, the Company is subject to public interest laws and regulations such as the Community Reinvestment Act and the Bank Secrecy Act. A failure to comply with these laws and regulations can expose the Company to costly remedies imposed by our regulators, and to civil or criminal liability, litigation and the loss of customer goodwill.
     Employees must fully comply with the laws and regulations applicable to their duties and responsibilities. The Company provides training, informational materials and designated compliance officers in all areas of operation to facilitate each Employee’s understanding of his or her compliance responsibilities. Employees should seek the advice of their compliance officer or manager with respect to any questions or to report incidents of noncompliance.
     9. Record Keeping. The Company requires honest and accurate recording and reporting of information in order to make responsible business decisions and in order to properly report its activities.
     All of the Company’s books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the Company’s transactions and must conform both to applicable legal requirements and to the Company’s system of internal controls. Unrecorded or “off the books” funds or assets shall not be maintained.

     Many Employees regularly use business expense accounts, which must be documented and recorded accurately. If you are not sure whether a certain expense is legitimate, ask your supervisor. Rules and guidelines are available from your supervisor or the Company’s Legal Department.
     Business records and communications often become public, and we should avoid exaggeration, derogatory remarks, guesswork, or inappropriate characterizations of people and companies that can be misunderstood. This applies equally to e-mail, internal memos, and formal reports. Records should always be retained or destroyed according to the Company’s record retention policies. In accordance with those policies, in the event of litigation or governmental investigation, please consult the Company’s Legal Department immediately.
     10. Waivers of the Code of Business Conduct and Ethics. Any waiver of this Code for executive officers or directors may be made only by the Board or a Board committee and will be promptly disclosed as required by law or stock exchange regulation. Other waivers must be approved by an employee who is an Executive Director or above, of the Company in accordance with any applicable Company policy and must be promptly reported to the Company’s Legal Department.
     11. Reporting Any Illegal or Unethical Behavior.
     (a) Reporting. Any Employee who suspects or knows of violations of this Code, illegal or unethical business or workplace conduct by Employees, or has unresolved concerns or complaints regarding questionable accounting or auditing matters of the Company, then he or she is encouraged to and should submit those concerns or complaints (anonymously, confidentially or otherwise) to the appropriate person or group of persons designated by the Company. If requested, such persons shall treat such submissions confidentially. More specifically, the following guidelines apply depending on the nature of the perceived unlawful act or unethical act:
     i. Unlawful and/or Unethical Acts Involving
Accounting, Auditing, or SEC Disclosure Matters
     The Company’s policy is to comply with all applicable financing reporting and accounting regulations applicable to the Company. If any Employee of the Company has concerns or complaints regarding any unlawful acts and/or any unethical act involving accounting, auditing, or SEC disclosure matters of the Company, then he or she should submit those concerns or complaints (anonymously, confidentially or otherwise) to the Audit Committee of the Board of Directors. The Audit Committee will, subject to its duties arising under applicable investigative needs, laws, regulations, and legal proceedings, treat such submissions confidentially. The Audit Committee has established procedures by which complaints regarding the above listed matters may be raised. Submissions may be delivered by telephone through the Hotline at: 1-866-537-4643. Submissions received through the Hotline will remain confidential and, if desired, anonymous, but will be presented to the Audit Committee on a regular, periodic basis, by the Senior Vice President of Human Resources. For strict confidentiality and anonymity, submissions should be set forth in writing and be forwarded in a sealed envelope to the Chair of the Audit Committee, in care of the Corporate Secretary. The envelope should be labeled with a legend such as “To be opened by the Audit Committee only.” If an Employee would like to discuss any matter with the Audit Committee, the Employee should indicate this in the submission and include a telephone number at which he or she might be contacted if the Audit Committee deems it appropriate.
     ii. Unlawful Acts and/or Unethical Acts Not Involving
Accounting, Auditing, or SEC Disclosure Matters
     Employees are encouraged to talk to supervisors, managers or other appropriate personnel about observed illegal or unethical behaviors, and, when in doubt, about the best course of action in a particular situation. Any Employee who has a reasonable belief that an unlawful act and/or unethical act, which does not involve an accounting, auditing, or SEC disclosure matter, has occurred, or is about to occur should contact their supervisor or superiors. If the circumstances would not permit a report to such supervisor or superior, they may contact the Lead

Director, the Chairman of the Audit Committee, or the Chairman of the Nominating/Governance Committee (“Nominating Committee”) of the Company’s Board of Directors or Corporate Secretary at the following address:

Board of Directors
Flagstar Bancorp, Inc.
5151 Corporate Drive
Troy, Michigan 48098
Attn:	Lead Director/Audit Committee Chairman/
Nominating Committee Chairman
(as applicable) or secretary
Any such concerns may be submitted in writing (for strict confidentiality) to the appropriate person anonymously, or may be delivered through the Hotline at 1-866-537-4643 (in which case they will be presented to the appropriate director by the Senior Vice President — Human Resources on a regular, periodic basis). Any non-anonymous submissions shall be kept confidential, subject to the Company’s need to conduct an internal investigation, or compliance with applicable law, regulation or legal proceedings.
     (b) Non-Retaliation. The Company prohibits retaliation of any kind against individuals who have made good faith reports or complaints of violations of this Code or other known or suspected illegal conduct or conduct that is unethical under Company policy.
     (c) Communications With Non-Management Members of the Board of Directors. An Employee or other interested party who has an interest in communicating with non-management members of the Board of Directors may do so by directing the communication to the Lead Director or the Chairman of the Nominating Committee. The Lead Director is the presiding director for nonmanagement sessions of the Board of Directors.
     Confidential messages for the Lead Director or the Chairman of the Nominating Committee, if different, may be delivered through the Hotline at: 1-866-537-4643 (in which case they will be presented to the appropriate director by the Senior Vice President — Human Resources on a regular, periodic basis), or, for strict confidentiality through written correspondence made to:

Board of Directors
Flagstar Bancorp, Inc.
5151 Corporate Drive
Troy, Michigan 48098
Attn:	Lead Director/
Nominating Committee Chairman
(as applicable) or Secretary
     12. Compliance Procedures. We must all work to ensure prompt and consistent action against violations of this Code. However, in some situations it is difficult to know right from wrong. Since we cannot anticipate every possible situation that may arise, Employees are encouraged to raise any questions regarding this Code or the enforcement of the Code to their appropriate supervisor, Chief Legal Officer of the Company, Lead Director, Chairman of the Audit Committee, or Chairman of the Nominating/Corporate Governance Committee.
     13. Special Ethics Obligations for Employees With Financial Reporting Responsibilities. As a public company, it is critical that the Company’s filing with the Securities and Exchange Commission be accurate and timely. Depending on their position with the Company, Employees may be called upon to provide information to assure that the Company’s public reports are complete, fair and understandable. The Company expects all Employees to take this responsibility seriously and to provide prompt and accurate answers to inquiries related to the Company’s public disclosure requirements.
     All Employees bear a special responsibility for promoting integrity throughout the Company. The President and Chief Executive Officer, the Chief Financial Officer and all those persons acting in a similar capacity

(collectively, the “Senior Financial Officers”) have a special role to adhere to these principles and to ensure that the Company’s corporate culture ensures the fair and timely reporting of the Company’s financial results and condition.
     Because of this special role, the Company’s Senior Financial Officers are bound by the following Senior Financial Officer Code of Ethics, and by signing the Certificate of Compliance attached to this Code, each agrees that he or she will:
     (a) act with honesty and integrity, avoiding actual or apparent conflicts of interest in personal and professional relationships;
     (b) provide information that is accurate, complete, objective, relevant, timely and understandable to ensure full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company files with, or submits to, government agencies and in other public communications;
     (c) comply with rules and regulations of federal, state and local governments, and other appropriate regulatory agencies;
     (d) act in good faith, responsibly, and with due care, competence and diligence, without misrepresenting material facts or allowing one’s independent judgment to be impaired; and
     (e) promptly report to the Company’s Chief Legal Officer or a member of the Audit Committee of the Board of Directors any conduct that the individual believes to be a violation of law or business ethics or of any provision of this Code or the Senior Financial Officer Code of Ethics, including any transaction or relationship that reasonably could be expected to give rise to a conflict of interest.
     Violations of this Financial Officer Code of Ethics, including failures to report potential violations by others, is a serious matter that may result in disciplinary action, including termination of employment. If any Employee believes that a violation of the Senior Financial Officer Code of Ethics has occurred, he or she should contact the Company’s Chief Legal Officer or the Chairman of the Board’s Audit Committee.